Toni Perazzo
Chief Financial Officer
(650) 340-1888
FOR IMMEDIATE RELEASE

AEROCENTURY CORP. REPORTS THIRD QUARTER 2008 RESULTS

    (BURLINGAME, CA), November 11, 2008 — AeroCentury Corp. (AMEX:ACY), an independent aircraft leasing company, today reported its operating results for the third quarter ended September 30, 2008.

    For the quarter ended September 30, 2008, the Company reported total revenues of $8.2 million compared with revenues of $6.5 million for the same period a year ago.  For the nine months ended September 30, 2008, the Company reported total revenues of $23.7 million compared with revenues of $16.7 million for the same period in 2007.

    The Company reported net income of $1,571,000 or $1.02 per basic share ($1.00 per diluted share) for the third quarter of 2008, compared to net income of $1,114,000 or $0.72 per basic share ($0.69 per diluted share) for the third quarter of 2007. The Company reported net income of $3,453,000 or $2.24 per basic share ($2.16 per diluted share) for the first nine months of 2008, compared to net income of $2,651,000 or $1.72 per basic share ($1.67 per diluted share) for the first nine months of 2007.

    Operating lease revenue was approximately $1.0 million and $4.2 million greater in the three months and nine months ended September 30, 2008, respectively, compared to the same periods in 2007, primarily because of lease revenue from additional aircraft purchased during 2007 and 2008 and re-leases of several of the Company’s aircraft during 2007 at increased rental rates.  The effect of these increases was partially offset by a decrease in revenue related to aircraft that were off lease for all or part of the respective 2008 periods.

    Maintenance reserves revenue, comprised of non-refundable reserves which are earned based on lessee aircraft usage, was approximately $0.7 million and $2.7 million greater in the three months and nine months ended September 30, 2008, respectively, compared to the 2007 periods as a result of the increase in maintenance reserves resulting from the acquisition of additional aircraft in 2007.

    Total expenses were approximately $0.8 million and $5.6 million greater in the three months and nine months ended September 30, 2008, respectively, as compared to the same periods in 2007, primarily because maintenance costs were approximately $0.5 million and $3.3 million greater in the 2008 periods due to higher total lessee reserves claims and expenses related to off-lease aircraft.  Depreciation was also higher by approximately $0.4 million and $1.3 million in the 2008 periods as compared to the 2007 periods, respectively, as a result of aircraft purchases in 2007 and 2008.

    Interest expense was approximately the same in the three-month periods ending September 30, 2008 and 2007.  However, the Company incurred approximately $0.6 million more interest in the nine months ended September 30, 2008 compared to the same period in 2007 as a result of higher average senior and subordinated debt balances and amortization of fees related to the subordinated debt, offset in part by a decrease in the average rates applicable to the Company’s senior debt.

    The Company records non-income based sales, use, value-added and franchise taxes as other tax expense.  Such expenses were $0.3 million and $0.4 million lower in the three months and nine months ended September 30, 2008 compared to the same periods in 2007, primarily due to adjustments in 2008 to previous accruals.  Such adjustments resulted in negative other tax expense for the three months and nine months ended September 30, 2008.

    AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company’s aircraft and engines are on lease to regional airlines and commercial users worldwide.

(See tables following.)

AeroCentury Corp.
Selected Financial Information
(Unaudited)
(000’s)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2007	2008	2007
		(as restated)		(as restated)
Revenues and other income:

Operating lease revenue	$6,342	$5,300	$17,995	$13,811
Maintenance reserves income	1,884	1,153	5,534	2,827
Gain on sale of aircraft and aircraft engines	-	-	15	-
Other	10	11	200	20

	8,236	6,464	23,744	16,658
Expenses:

Interest	1,750	1,724	4,980	4,370
Depreciation	1,877	1,493	5,326	3,986
Management fees	957	794	2,730	2,162
Maintenance costs	921	375	4,556	1,301
Professional fees and general and administrative	150	160	585	506
Other taxes	(47)	292	(93)	313
Insurance	116	58	288	133

	5,724	4,896	18,372	12,771

Income before income taxes	2,512	1,568	5,372	3,887

Income tax provision	941	454	1,919	1,236

Net income	$1,571	$1,114	$3,453	$2,651

Earnings per share:
Basic	$1.02	$0.72	$2.24	$1.72
Diluted	$1.00	$0.69	$2.16	$1.67
Shares used in per share computations:
Basic	1,543,257	1,543,257	1,543,257	1,543,257
Diluted	1,572,420	1,618,674	1,596,850	1,588,082

Summary Balance Sheet:

	September 30, 2008	December 31, 2007	September 30, 2007
			(as restated)
Total assets	$134,384	$126,653	$120,538
Total liabilities	$99,389	$94,513	$89,519
Shareholders’ equity	$34,995	$32,140	$31,019

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